For Immediate Release

MEMC ANNOUNCES TERMINATION
OF CONERGY WAFER SUPPLY AGREEMENT
St. Peters, MO, September 25, 2012 -MEMC Electronic Materials, Inc. (NYSE: WFR) today announced that it and its subsidiary, MEMC Singapore Pte. Ltd., have agreed with Conergy AG to terminate their long-term solar wafer supply agreement.
Under the terms of the supply agreement, originally signed in October 2007, MEMC was to supply solar wafers to Conergy pursuant to pre-set pricing over a 10-year period on a take or pay basis. As part of the agreement, Conergy advanced funds to MEMC in the form of a refundable capacity reservation deposit and also provided a letter of credit to secure the take-or-pay obligations.
Since the market downturn in early 2009, issues with respect to Conergy's price and volume purchase obligations under the supply agreement have created challenges to finding a mutually beneficial arrangement between the parties, leading to a reduction in the size of the supply agreement in January 2010. In order to resolve these ongoing challenges, the companies have now agreed to terminate the supply agreement.
Pursuant to a termination agreement executed today, MEMC will receive payment of $21.2 million through the irrevocable letter of credit established by Conergy under the wafer supply agreement. MEMC will refund to Conergy the refundable capacity reservation deposit currently held by MEMC in an approximately equal amount. Conergy will also make payments on outstanding payables in the amount of $5.5 million. In addition, Conergy has agreed to transfer to MEMC Conergy's portfolio of operations and maintenance contracts covering solar power plants in Germany, Italy and Spain representing up to approximately 175 megawatts. This part of the arrangement is subject to MEMC's due diligence of the contracts which the parties expect to occur over the next 60-90 days. There can be no assurance that the parties will conclude this transfer successfully.
“We are glad to have achieved a mutually beneficial outcome for both parties,” commented Brian Wuebbels, MEMC's Chief Financial Officer. “We look forward to potentially collaborating with Conergy again in the future.”

MEMC is assessing the financial impact of the termination of the supply agreement and will provide further clarification on its third quarter financial results conference call in early November.

About MEMC
MEMC is a global leader in semiconductor and solar technology. MEMC has been a pioneer in the design and development of silicon wafer technologies for over 50 years. With R&D and manufacturing facilities in the U.S., Europe, and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells. Through its SunEdison subsidiary, MEMC is also a developer of solar power projects and a worldwide leader in solar energy services. MEMC's common stock is listed on the New York Stock Exchange under the symbol “WFR.” For more information about MEMC, please visit www.memc.com.

Contacts:
Media:
Bill Michalek
Director, Corporate Communications
(636) 474-5443

Investors/Analysts:
Chris Chaney
Director, Investor Relations
(636) 474-5226